GDS Holdings Limited F-6POS

Exhibit (d)

JPMorgan Chase Bank, N.A.

383 Madison Avenue, Floor 11

New York, New York 10179

Attention: Depositary Receipts Group

September 25, 2018

Re:	Deposit Agreement, dated as of November 1, 2016 (the "Deposit Agreement"), among GDS Holdings Limited (the “Company”), JPMorgan Chase Bank, N.A. (the “Depositary”), as Depositary, and all holders from time to time of American Depositary Receipts issued thereunder

Dear Sirs:

We refer to the Deposit Agreement. Capitalized terms used, but not otherwise defined, herein have the meanings assigned to such terms in the Deposit Agreement.

Pursuant to Section 18 of the Deposit Agreement, the Company hereby advises the Depositary that Law Debenture Corporate Services Inc. will no longer serve as Authorized Agent under the Deposit Agreement, effective as of and after September 30, 2018. Accordingly, as required pursuant to Section 18 of the Deposit Agreement the Company has irrevocably appointed Cogency Global Inc., 10 East 40th Street, 10th Floor, New York, New York 10016, as successor Authorized Agent pursuant to, and for all purposes set forth in, the Deposit Agreement, effective as of and after October 1, 2018.

Please confirm that Cogency Global Inc. is acceptable to the Depositary pursuant to Section 18 of the Deposit Agreement.

Very truly yours,

GDS HOLDINGS LIMITED

By:	/s/ William Wei Huang
Name:	William Wei Huang
Title:	Chairman and Chief Executive Officer

Agreed and Accepted
as of the date first above written:

JPMORGAN CHASE BANK, N.A., as depositary

By:	Joseph M. Leinhauser
Name:	Joseph M. Leinhauser
Title:	Executive Director